Exhibit 10.98

Investment Management
5780 Powers Ferry Road, Suite 300
Atlanta, GA 30327

REVISED

September 24, 2004

Christine Hurtsellers
[REDACTED]

Dear Christine,

On behalf of Stephen Gallant, it is my pleasure to offer you employment with ING Investment Management - Americas (“ING IM-AR”) on the following terms and conditions:

1.Assignment
On a date mutually agreed upon, you will begin working for ING Investment Management in Atlanta, Georgia. Your position will be Vice President/Senior Portfolio Manager, CMO-B, reporting to Stephen Gallant, Senior Vice President, CMO-B.

2.	Compensation
As of your start date, your annual base salary will be $190,000 paid semi-monthly. You will be eligible for a base salary review for the first time during our annual performance appraisal period in early 2005.

In addition, you will participate in ING IM-AR’s Annual Incentive Plan (“AIP”) with a target payout of 100% of your base salary (300% maximum). For the 2004 performance year, you will receive a guaranteed payout of $190,000. For the 2005 performance year, you will receive a minimum payout of your target AIP opportunity (100% of base salary). Payment under the Annual Incentive Bonus Plan usually occurs in the early part of March of the following year. Bonus compensation is payable only if you are actively employed by the firm at the time bonuses are paid, and have not been terminated for cause.

Also, you will become a participant in ING IM-AR’s Long-Term Incentive Plan with a target economic value of $120,000 for the awards granted in early 2005. This value may consist of a combination of restricted stock, stock options, and/or Restricted Performance Units, as determined by the provisions of the compensation program and as approved by our Management Committee.

In addition, to compensate you for any long term award that you are forfeiting by leaving your current position, you will receive a one-time award of $650,000 which will consist of cash and/or restricted stock. Vesting will occur as follows:

$150,000 on 06/01/05
$300,000 on 06/01/06
$100,000 on 06/01/07
$100,000 on 06/01/08

This award is payable only if you are actively employed by the firm at the time of vesting, and you have not been terminated for cause.

3.	Employee Benefits
You will be eligible to join ING-Americas US pension plan one year after the date of your employment. This plan is non-contributory for its participants. Also, at the start of your employment, you are entitled to enroll in the 401(k) plan offered to ING-Americas US employees on the usual conditions.

You will further be entitled to the various benefits as they apply to the US employees of ING-Americas on the usual conditions. These benefits are: Group Life Insurance, Group Disability Insurance, Group Medical & Dental Insurance, and Group Personal Accident Insurance.

Deferred Compensation: You are eligible to participate in the Company's Deferred Compensation Savings Plan (DCSP) effective on your date of hire. This plan allows you to accumulate additional personal savings on a tax-deferred basis. If you would like to receive a copy of the plan details and enrollment materials, please contact Paula Powell at (770) 933-3639. You must return your enrollment form to the human resources department within 30 days of your date of hire to participate this year. Deferrals start as soon as practical following the date of your election.

4.	Relocation

ING IM-AR will provide you with relocation assistance according to the ING IM-AR Homeowners Relocation Policy, as described in the attached document.

5.	Paid Time Off

In addition to the standard company holidays observed by the New York Stock Exchange, you shall be entitled to 5 days of Paid Time Off (PTO) in 2004. PTO can be used for absences for vacation, personal time, family illness and individual sick days. In 2005, you will be entitled to earn 20 days of paid time off.

6.	Employment At Will
The letter is not intended to create an employment contract, and the terms and condition of your employment may be changed at the company’s discretion. You may terminate your employment at any time, with or without notice, and the company may do the same.

If you are terminated without cause before the 2004 performance year bonus payout, ING IM-AR agrees to pay you the $190,000 guaranteed bonus. In addition, if you are terminated without cause before you vest in the 6/1/05 portion of the Restricted Stock Buyout, ING-IM will agree to vest you immediately for the $150,000 award.

7.	General
With respect to specific information regarding ING IM-AR, ING Group and ING Group affiliates and their clients, of which you may have knowledge and information in your capacity as an ING IM-AR employee, we request utmost confidentiality both towards your colleagues and other individuals. It is further understood that you are not permitted to make use of such information in any other manner. As an ING Investment Management employee, you will also be expected to adhere to various policies and procedures, including ING’s Business Principles, a copy of which is attached for your review, and ING Investment Management’s Code of Ethics, which require that you and anyone who resides in your household fully disclose all investment accounts and/or securities holdings upon joining the firm.

8.	Contingencies
This offer is contingent upon the completion of a successful background check and verification that you are legally entitled to work in the United States. Federal law requires all new employees to demonstrate their entitlement to work in this country. In addition, this offer is contingent upon the satisfactory completion of the attached employee questionnaire.

ING IM-AR reserves the right to change the terms and conditions of your employment at its discretion. In addition, the benefit programs described in this letter may be changed, in whole or in part, at any time, with or without notice to you. Your participation in any benefit programs does not ensure your continued employment or the right to any benefits, except as specifically provided in any company benefit plan.

As confirmation of your agreement with the above, we would appreciate you returning this executed letter, as well as the aforementioned questionnaire, to Nakita Hogans, Human Resources, 5780 Powers Ferry Road, Ste 300, Atlanta, GA 30327, both duly signed by you.

Sincerely,

/s/ Jacqueline Ashworth

Jacqueline Ashworth
HR Generalist
Human Resources

Acknowledged and accepted by:

/s/ Christine Hurtsellers

Christine Hurtsellers

Cc: Stephen Gallant